Exhibit 99.1
Front Page: Stipes fights back
Posted: Thursday, July 26, 2007 — 01:07 PM
By Martha Dreyer Duperray of Caribbean Business
Stipes memo to market: ‘If you want a good year, buy Westernbank’
Charismatic bank president is back in charge, upbeat about the prospects for the future and gung ho on the value proposition of W Holding stock
“Westernbank is roaring into its 50th birthday in 2008 with plans never before seen to take us to our goals and beyond.” So says Frank Stipes-entrepreneur, risk taker, dreamer, salesman and marketer, attorney, banker and a believer in the adage that perception is everything.
Stipes, chairman & CEO of W Holding Co., the holding company of Westernbank Puerto Rico, has returned as president & CEO of Westernbank following the departure of José M. Biaggi last March.
“This bank is healthy. What no one seems to realize is that we are having a problem with one area-the asset-based division-which represents a total of $460 million in loans out of a $9 billion loan portfolio in a $19 billion bank. To make it even clearer,” Stipes added, “this separate autonomous division consists of 40 clients compared with a total of 75,531 commercial and consumer loans we are holding.”
Westernbank’s top executive was unequivocal in defending the financial institution founded by his grandfather, the late Sen. Miguel Ángel García Méndez, and confident in the bank’s future.
“This is a cash cow and will continue to be one. We are not here to be queen for a day. We have always made money, which has made us a winner. We want to hit the $150 million net earnings benchmark and next year we are aiming at hitting between $125 million and $150 million for our 50th anniversary. Thankfully, Inyx was this year, so we won’t have to suffer that in 2008,” commented Stipes.
Stipes was referring to Manatí-based Inyx USA Ltd. and its parent company, New York-based Inyx Inc., which are involved in a bitter legal battle with Westernbank.
“Yes, we have been hit this year but, remember, we are the only bank in Puerto Rico with a profitable annual history every year since its founding. We’re the highest-performing bank in the U.S. in terms of return to stockholders and plan to continue exactly along that route even if we do have to take a brief detour,” Stipes noted.
Stipes said Westernbank has already reserved an additional $80 million in its loan-loss reserves for the Inyx problem and admitted losing $14 million on Mueblerías Mendoza.
Furthermore, he stated, the bank is willing and able to restate past earnings if required to do so.

Buying back company stock
Stipes is not shy when it comes to discussing upcoming plans. “I am about to embark on a stock buyback. Given the relatively low price of our stock right now, the time is right to do this and make money at the same time,” Stipes announced. The bank currently owns about 7.4 million of the outstanding 160 million shares.
And how much does he believe in this action? “If I could I would buy the entire bank back, but I don’t have that much money. But I believe in our future so much I would willingly mortgage my house and anything else I have to start buying,” Stipes responded.
Also being contemplated by Stipes in the near future is a reverse-stock split, probably at a ratio of three to one.
“We are the U.S. bank with the most stock splits on record. But just think, with a reverse split of three to one our dividend would go from 19 cents to 60 cents overnight,” said an ebullient Stipes.
The asset-based nightmare
Although totally exuberant when talking about the bank, Stipes’ mood becomes somber when discussing the asset-based division in general and the troubled Inyx loan in particular.
“If we had known about the $80 million lack of assets in June 2006, as others have said we did, we would have done then what we are doing now,” he commented. However, analysts from such prestigious firms as Keefe, Bruyette & Woods (KBW) have indicated the bank did know before anyone was alerted or any actions were taken.
“WHI claims they had knowledge of fraud by Inyx back on Nov. 20, 2006 by discovering $35 million of collateral didn’t exist, yet WHI did not disclose any problems with this loan until June 26, 2007 after discovering on June 22 that $87.3 million did not exist,” KBW indicated in a research report.
Other analysts contacted by CARIBBEAN BUSINESS agreed it appears the company had knowledge for some time that this loan was impaired but did not disclose this to the market because of Inyx’s continued claims it would be refinanced starting Sept. 7, 2006.
“No refinancing ever took place despite Inyx’s claim that just about every firm on Wall Street plus even the Republic of Kazakhstan was involved in such an effort,” one analyst commented. To Stipes’ credit, analysts agree it appears WHI was being played by Inyx.
Strong loan portfolio
Still, Westernbank’s $9 billion loan portfolio, which has doubled since 2003, is solid, according to Stipes.
“Everyone has 20-20 hindsight. We reported in November we were writing down $37.5 million and, when I became involved again five weeks ago [taking over the bank’s presidency], I met with [Inyx] principal, Jack Kachkar May 31 as we’re very hands-on. But the scheme and scam had been done already. I told him I wanted action-not rhetoric-and that had we known the truth we would have restructured the loan immediately. Any loan can go bad and we don’t like bad loans; I have a great distaste for bad loans,” Stipes commented.

Stipes continued that “Mr. Kachkar was mistaken in his determination of whom he was dealing with. We will collect...be it dollar by dollar...the $142 million. We’re reserving $80 million now and he can run from us...but he can’t hide.”
The chairman &CEO of W Holding defended the bank’s decision to finance Inyx’s Manatí operations.
“We financed the plant because we didn’t want to lose it. We just did it with the wrong people. We’ll restate if necessary and collect day by day, dollar by dollar from him in jail. He won’t ever be able to pull this scam on anyone in the Western Hemisphere again because, if he tries, they’ll think of Westernbank.”
Other asset-based loans
Asked about some other of the 39 remaining asset-based portfolio loans, many of which are rumored to be in trouble, Stipes went down the list one by one on many of them, often giving a rosier picture than is being commented on in the streets:Caribbean Petroleum Corp. (Capeco). “We gave them a major loan due to the company’s importance for Puerto Rico. When the bank took Capeco’s loan, it took them out of bankruptcy and even got the government $11 million of its money back. (The government had written off a tax lien against Capeco of more than $190 million to some $30 million.) The loan is completely secured by the fact it has as collateral not just the 240 Gulf stations but a whole refinery now in mothballs but that could be made operational in no time (near Buchanan) with its adjacent tank farm, a facility that is considered important for national security purposes. Through this loan, Westernbank was able to save 540 people’s jobs and the loan always has been, and is, current.” Patheon. Stipes sees this as another success story for the bank. Originally called Mova Pharmaceuticals, he notes, “we were there for Joaco Viso from day one until the end.” Stipes stressed there are no issues with the loan awarded to Patheon, the company that bought Mova, although it is rumored Patheon is facing certain economic problems. El Legado. Not an asset-based loan. Golf legend Chichi Rodriguez’s golf course and resort project in Guayama is what Stipes terms a typical resort loan. He said Westernbank is a major financier of golf courses, which are not generally financed by banking institutions. A hotel is in talks with Rodríguez to go into the 540-acre development, he said. The loan is currently being restructured. Pueblo Supermarkets. Westernbank holds the major financing behind Pueblo and, according to Stipes, has collateral on everything it owns, including its receivables. The loans have never been in arrears, he said, and are current. Pueblo has decided to get out of the grocery business in Puerto Rico, he said, and is in the process of selling its stores. Rejecting rumors of a Pueblo bankruptcy, he admitted the bank is doing some work with possible partial buyer Econo. Suiza Dairy. Westernbank is the company’s main financier and said it has never had a problem with the company. Stipes did note, though, he would have preferred seeing a local group purchase the company. Mueblerías Mendoza. An asset-based loan that today is classified as marginal. Stipes said, “we could have restructured this with time but unfortunately it is simply insolvent. We did a lot as we’re in the business of extending asset-based loans when called upon to do so.” Result: Westernbank lost $14 million. HIMA. With loans said to be more than $400 million, this asset-based loan is solid, he said. With more than 1,300 beds, it is one of the top 10 in the nation in terms of total assets. Pavía Hospital is also a client, although its loan is not asset-based. Stipes said the top-three of the top-five hospital operations in Puerto Rico are Westernbank clients. Two other asset-based loans rumored to be suffering difficult times-Yaucono and Campofresco-are both in satisfactory shape, according to Stipes.

Expansion plans on hold
On another subject, Stipes admitted he has changed plans since 2005 when he announced at a stockholders’ meeting that the bank was about to expand in a big way simultaneously to North and Latin America.
“We still plan to go forward with that strategy but not now as so much is happening in Puerto Rico. Why should I make $200 million or $300 million in a branch in Boston or New York or Philadelphia when I can make so much more here?” he queried. In other words, he explained, the bank has decided not to dilute its efforts for now.
Currently, as the bank comes up to its 50th birthday next year, it has 31 so-called megabranches. Not micro, he stressed, but mega.
“We have full parking areas and are open seven days a week in all of them. And we will be opening more, with negotiations going on for a spot in Isla Verde. We are innovative in our full-service operations and it is working for us.”
As for Internet and websites, which appear to be the banking of the future but which have never been a strong point for Westernbank, Stipes said the people in his R&D Division, who are there to think up new banking concepts, are working parallel with the branch expansion on this. The websites are being redesigned, he explained, with everything shrunk in size to where a loan or other applications will be the size of a cocktail napkin.
New credit card and loan products in the pipeline
Coming up soon are new credit card products, an area in which the bank has been weak to date.
“We are putting the final touches on very different-and very consumer-friendly-credit card offerings, which are near the finishing point,” he said.
Also coming up is a campaign to enhance the product offering for borrowers. Right now, Stipes said the bank has between $120 million and $130 million in small loans averaging $7,000 to $8,000 each, of which 30% are subprime.
A problem with this type of portfolio, he noted, is that unfortunately, because of the risks involved, a yield of between 25% and 28% is needed.
Making money on the spread from interest-bearing assets
Stipes admitted Westernbank is not an operational bank and makes its money on spread rather than fees.
“You’re right,” he said. “We don’t make our money on the liquidation of portfolios but on the spread from interest-bearing assets. Sure, we’re always looking at fee income but not as a base. Asset liability management has always been key for Westernbank as it both extends the life of marginal loans and also is a good moneymaker for us.”

“To put it bluntly, it is typical that in a marginal loan you are extending the life of a business and, because you are lending at a higher risk, we make a considerably higher rate of return on these loans,” he added.
Confident in the future
In terms of the future, Stipes said he is ready. “We had accounting firm KPMG do a full forensic on our remaining 39 asset-based loans. We had already identified 11 or 12 with problems, such as Mueblerías Mendoza and Thom Tex Paper Converting Corp. They are all identified and reserved and not all are going to be liquidated,” stated Stipes. “We lost $14 million on Mendoza so, for now, we are tightening up. But there will be no new asset-based loans until further notice.”
As for Inyx, Stipes said they’ll be out of the way in 60 to 90 days and then the bank is just going to turn the page, although he admitted final resolution of the legal issues could take years.
“To succeed, you cannot continue beating around the bush. And remember, much of this was taken out of context. Sure, it’s a big loss and could get bigger. But again, as I said earlier, it is only one division of our entire bank, unlike what has happened over the years to other banks on the island,” he said. Stipes added that in the case of other banks that have faced problems recently, the problems affected the whole institution, “in our case, it’s only a divisional problem.”
Stipes continued, “We have nothing to fear but we have to do what we have to do. We have to face the music, take our hit and take it from there. Remember, every other area of the bank is highly profitable. Our plans are set and we want to break the $20 billion barrier with net earnings of between $125 million and $150 million and position our reserves to where they were before,” he concluded.